AGREEMENT BY AND BETWEEN
Roma Bank
Robbinsville, NJ
and
The Comptroller of the Currency

Roma Bank, Robbinsville, New Jersey (“Bank”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe and unsound banking practices relating to asset quality, credit administration and consumer compliance at the Bank.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION
(1)   This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)   This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)   This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)   This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)   All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Cora Beth Atkins
Assistant Deputy Comptroller
New York Metro Field Office
Harborside Financial Center, Plaza Five, Suite 1600
Jersey City, NJ 07311

ARTICLE II
COMPLIANCE COMMITTEE
(1)   Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)   The Compliance Committee shall meet at least monthly.
(3)   Within ninety (90) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each article of this Agreement;
(b)	actions taken to comply with each article of this Agreement; and

(c)	the results and status of those actions.
(4)   The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
BOARD OVERSIGHT
(1)   Within ninety (90) days, the Board, or the Compliance Committee, shall complete a review of Board supervision presently being provided to the Bank to ensure that the Bank has competent and effective Board and management to carry out the Board’s policies, to operate the Bank in a safe and sound manner, and ensure compliance with this Agreement, applicable laws, rules and regulations.  The findings and recommendations of the Compliance Committee shall be set forth in a written report to the Board.  At a minimum, the report shall consider:
(i)	an assessment of the Board committees to ensure members are knowledgeable of areas delegated to the respective committees;
(ii)
an assessment of whether Board members are receiving timely and adequate information on the condition, risks and operations of the Bank to enable them to fulfill their fiduciary responsibilities and other responsibilities under law;

(iii)
an assessment of Board processes in place to respond to the findings of control functions, such as internal audit, loan review and compliance, and to determine appropriate corrective actions, assignment of management responsibilities, tracking progress, and enforcing accountability; and

(iv)	recommendations to correct or eliminate any other deficiencies in the supervision or organization structure of the Bank.
(2)   Within sixty (60) days after completion of the review required by paragraph (1), the Board shall develop, adopt and thereafter ensure Bank implementation and adherence to a written plan, with specific time frames, that will correct any deficiencies identified above.
(3)   Copies of the Board’s written plan shall be forwarded to the Assistant Deputy Comptroller.  The Assistant Deputy Comptroller shall retain the right to determine the adequacy of the report and its compliance with the terms of this Agreement.  In the event the written plan, or any portion thereof, is not implemented, the Board shall promptly advise the Assistant Deputy Comptroller, in writing, of specific reasons for deviating from the plan.

ARTICLE IV
CREDIT RISK MANAGEMENT
(1)   Within ninety (90) days, the Board shall develop implement, and thereafter ensure Bank adherence to a written credit risk management program to improve credit risk management processes and address credit deficiencies noted in the Report of Examination (“ROE”).  The program shall include but not be limited to:
(a)	a revision and/or development of the Bank’s procedures to ensure accuracy of risk ratings and proper and timely problem loan identification to include non-accrual loans;
(b)	ensure the bank’s credit policy aligns risk rating, accrual and non-accrual status definitions with regulatory definitions and ensures that all appropriate personnel are trained on risk ratings and accrual/non-accrual status;
(c)	a revision and/or development of the Bank’s procedures to ensure current financial data is obtained on borrowers and guarantors;
(d)	ensure management performs and documents comprehensive analyses to support decisions on the accrual treatment of troubled borrowers, including troubled debt restructurings;
(e)	a revision and/or development of the Bank’s procedures to ensure quality financial analysis and documentation for new and renewed credits;
(f)
a revision and/or development of the Bank’s procedures to ensure ongoing guarantor analysis, to include a review of the borrower’s or guarantor’s global cash flow analysis and analysis of contingent liabilities;

(g)	a system to track and analyze exceptions;
(h)	a revision and/or development of the Bank’s procedures to ensure MIS is developed to track completion of annual reviews and financial statement exceptions; and
(i)
At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.  The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

(2)   Prior to adoption by the Board, a copy of the credit risk management program shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Bank shall immediately implement and adhere to the credit risk management program.

ARTICLE V
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)   Within forty-five (45) days, the Board shall adopt, implement, and thereafter ensure adherence to updated written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with GAAP. The Board shall ensure that the ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” OCC Bulletin 2006-47 (December 13, 2006) (“Interagency Statement”), “ALLL Methodologies and Documentation” OCC Bulletin 2001-37 (July 20, 2001), and any subsequent guidance which supersedes or supplements this guidance in the future, and shall at a minimum:
(a)	revise the calculation of the historical loss factors to include specific valuation allowances established in lieu of charge-offs, and;
(i)	ensure qualitative factors and adjustments to factors are documented and well-supported; and
(ii)	provide a detailed narrative showing trends and financial data to support the reasonableness of assigned percentages for each factor; and
(b)	include procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including

FASB ASC 310-10, Receivables - Overall - Subsequent Measurement – Impairment);
(c)	include procedures for annual independent validation of the ALLL model and methodology, which shall include:
(i)	testing the accuracy of source documents and assumptions being used in developing the ALLL; and
(ii)	any changes or adjustments to the ALLL methodology must be well documented and supported; and
(iii)	ensures the ALLL methodology’s reasonableness and effectiveness to estimate potential losses in the loan portfolio and compliance with GAAP and regulatory guidance.
(2)   The Board shall adopt, implement, and thereafter ensure adherence to written policies and procedures to ensure that all official and regulatory reports filed by the Bank accurately reflect an adequate ALLL balance as of the date that such reports are submitted. Any difference between the ALLL balance as determined by the analysis required by this Article and the Bank’s actual ALLL balance shall be remedied through appropriate account adjustments in the quarter it is discovered, prior to the filing of the Call Reports.
(3)   Prior to adoption by the Board, the Board shall submit a copy of the ALLL policies and procedures required by this Article to the Assistant Deputy Comptroller for written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Bank shall immediately implement and adhere to the ALLL program required by this Article.

ARTICLE VI
CRITICIZED ASSETS
(1)   The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent ROE, by internal or external loan review, or in any list provided to management by Bank Examiners during any examination.
(2)   Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by Bank Examiners during any examination as "doubtful," "substandard," or "special mention."  This program shall include, at a minimum:
(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3)   Upon adoption, a copy of the program for all criticized assets equal to or exceeding one million dollars ($1,000,000) shall be forwarded to the Assistant Deputy Comptroller.
(4)   The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:
(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds seven hundred fifty thousand dollars ($750,000);
(b)	management's adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.
(6)   A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.
(7)   The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed one million dollars ($1,000,000) only if each of the following conditions is met:
(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.
(8)   A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VII
BSA INTERNAL CONTROLS, SAR and OFAC
(1)   Within ninety (90) days of the date of this Agreement, in response to the risks assessed as set forth in the ROE, the Board shall develop, implement, and thereafter ensure Bank adherence to an updated written program of policies and procedures to provide for compliance with the Bank Secrecy Act (“BSA”), as amended (31 U.S.C. §§ 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Part 1020 and 12 C.F.R. Part 163.177, and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA.
(2)   This updated program shall include, but not be limited to, the following:
(a)
Customer Identification Program (“CIP”) forms used to open individual and business consumer accounts that include additional customer due diligence questions necessary to build a comprehensive customer profile.  Such questions should include customers’ needs, expected volume of activity, and expected use of specific Bank products and services;

(b)	a sound risk rating methodology to identify the risk of each account at account opening;

(c)	ongoing testing to determine the effectiveness of consumer account controls (proper completion of CIP forms and development of accurate risk assessments);
(d)	risk-ratings assigned to all existing customers; and
(e)	development and implementation of a program to monitor PEPs (EDD program), including the identification of PEPs within a reasonable time frame.
(3)   Regarding the Bank’s suspicious activity monitoring, the Board shall ensure that:
(a)	the Bank’s automated software has the capability to effectively monitor suspicious activity to the level that is necessary for the risk profile of the institution;
(b)	validation of the Bank’s automated software is performed to ensure its reliability and effectiveness;
(c)	formalized procedures for the filing and non-filing of SARs are established, including the criteria for initial detection and disposition of an investigation; and
(d)	decisions to not file a SAR include a narrative that clearly explains the rationale for the decision to not to file a SAR and is adequately documented.
(4)   The Board shall also ensure that Bank management:
(a)	develops and documents procedures requiring employees to conduct OFAC searches for bank drafts used by non-customers and funds transfers;

(b)	provides training to employees on these newly developed policies and procedures; and
(c)	internal audit validates the procedures and implementation, in accordance with Article IX, Internal Audit, of this Agreement.
(5)   Upon completion, a copy of this updated program shall be submitted to the Assistant Deputy Comptroller for review.  In the event the Assistant Deputy Comptroller recommends changes to the program, the Board shall immediately incorporate those changes into the program.

ARTICLE VIII
BSA/AML AND OFAC RISK ASSESSMENT
(1)   Within sixty (60) days, the Board shall ensure implementation of a Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) Risk Assessment Process to assist in identifying the Bank’s BSA/AML risk profile. The risk assessment shall be in writing and provide a comprehensive ongoing analysis of the BSA/AML risk. The BSA/AML risk assessment process shall:
(a)	identify the specific risk categories (i.e., products, services, customers; entities, transactions, and geographic locations) unique to the Bank, and;
(b)	conduct a detailed analysis of the data obtained during the risk identification phase and consider, as appropriate, the following factors relating to customer accounts:
(i)	purpose of the account;
(ii)	actual or anticipated activity in the account;
(iii)	nature of the customer’s business;

(iv)	customer’s location; and
(v)	types of products and services used by the customer.
(2)   The Board shall ensure that the BSA/AML Risk Assessment is shared and communicated across the Bank, Board of Directors, management, and appropriate staff.
(3)   The Board shall also ensure a procedure is implemented to reassess the Bank’s BSA Risk Assessment periodically, but no less than once every twelve (12) months.

ARTICLE IX
INTERNAL AUDIT
(1)   Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:
(a)	detect irregularities and weak practices in the Bank's operations;
(b)
determine the Bank's level of compliance with all applicable laws, rules and regulations, including, but not limited to the BSA/AML requirements (e.g., 12 C.F.R. Part 163.177), the USA PATRIOT Act (i.e., Customer Identification Program, Customer and Enhanced Due Diligence), the Truth in Lending Act, and OFAC-related regulations.

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)	evaluate the Bank's adherence to established policies and procedures;
(e)	adequately cover all areas; and
(f)	establish an annual audit plan using a risk based approach sufficient to achieve these objectives.

(2)   The Board shall ensure that the scope of the audit coverage of the Bank’s BSA program is comprehensive, that independent testing is conducted in accordance with 12 C.F.R. § 163.177, and that the Bank’s audit procedures include:
(a)
evaluation of the institution’s process for developing an accurate risk profile for customers at account opening, in accordance with Customer Identification Program, Customer Due Diligence and Enhanced Due Diligence requirements;

(b)	a risk-based approach to BSA compliance that includes transactional testing and verification of data for higher risk businesses or accounts or geographic areas of specific concern;
(c)	review of transactional Bank activities, including lending and wire transfer activities; and
(d)	evaluation of the institution’s OFAC search process for non-customers.
(3)   Prior to adoption by the Board, a copy of the internal audit program shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Bank shall immediately implement and adhere to the internal audit program.

ARTICLE X
INFORMATION TECHNOLOGY AND BOARD OVERSIGHT
(1)    Within thirty (30) days, the Board shall establish a committee to ensure oversight of the Bank’s Information Technology (IT) activities.  The IT committee shall define its responsibilities in a written charter, which shall be approved by the Board. The IT committee shall:
(a)	report to the Board on the status of major IT projects or issues; and
(b)	ensure the Board has adequate information to make informed decisions about IT operations.
(2)   The IT committee’s responsibilities should also include:
(a)	overseeing the development and maintenance of the IT strategic plan;
(b)	approving vendors used by the organization and monitoring their financial condition;
(c)	approving and monitoring major projects, IT budgets, priorities, standards, procedures and overall IT performance;
(d)	coordinating priorities between the IT department and user departments; and
(e)	reviewing the adequacy and allocation of IT resources, such as funding, personnel, equipment, and service levels.
(3)   Once adopted, a copy of the IT committee’s Board-approved charter shall be submitted to the Assistant Deputy Comptroller.
(4)   The Board shall ensure that the Disaster Recovery and Business Continuity Plan is tested on an enterprise-wide basis.

ARTICLE XI
CLOSING
(1)    Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)   It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)   Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)   The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(5)   In each instance in this Agreement in which the Board, or a designated Board committee, is required to ensure adherence to, and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board shall:
(a)
ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement, and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement;

(b)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(e)	require corrective action be taken in a timely manner of any non-compliance with such actions.
(6)   This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Cora Beth Atkins	September 21, 2012
Cora Beth Atkins Assistant Deputy Comptroller New York Metro Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Michele Siekerka	September 21, 2012
Michele Siekerka	Date

/s/ Robert Albanese	September 21, 2012
Robert Albanese	Date

/s/ Dennis Bone	September 21, 2012
Dennis Bone	Date

/s/ Thomas A. Bracken	September 21, 2012
Thomas A. Bracken	Date

/s/ Alfred DeBlasio, Jr.	September 21, 2012
Alfred DeBlasio, Jr.	Date

/s/ Peter Inverso	September 21, 2012
Peter Inverso	Date

/s/ Robert Rosen	September 21, 2012
Robert Rosen	Date

/s/ Jeffrey Taylor	September 21, 2012
Jeffrey Taylor	Date

/s/ William Walsh, Jr.	September 21, 2012
William Walsh, Jr.	Date